PRICING SUPPLEMENT (To prospectus supplement dated May 20, 2011 and prospectus dated May 20, 2011)	Filed pursuant to Rule 424(b)(5) Registration No. 333-174268

KfW, Frankfurt/Main, Federal Republic of Germany
€2,000,000,000
3.375% Global Bonds due 2021

KfW, also known as Kreditanstalt für Wiederaufbau, will pay interest on the bonds annually in arrears on January 18, commencing on January 18, 2012. The bonds will mature on January 18, 2021. The bonds will be fungible and form a single issue with KfW’s €4,000,000,000 3.375% Global Bonds due 2021 issued on January 18, 2011. The bonds will not be redeemable at any time prior to maturity.

KfW will make payments with respect to the bonds without deduction or withholding of taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the bonds in the event of the imposition of a tax deduction or withholding.

Pursuant to the Law Concerning KfW, the bonds will benefit from a statutory guarantee of the Federal Republic of Germany.

Purchasers of the bonds must make payment in euro. KfW will pay the principal of and interest on the bonds in euro. However, if you elect to hold bonds through DTC, you will receive payments on the bonds in U.S. dollars unless you elect to receive such payments in euro.

For information on exchange risks, see “Exchange Rate Information” in this pricing supplement and “Information on Currency Conversion and Foreign Exchange Exposure” in the accompanying prospectus supplement.

The bonds are governed by the laws of the Federal Republic of Germany and provide that the District Court (Landgericht) in Frankfurt am Main is the exclusive jurisdiction in which an action or other legal proceedings arising out of or in connection with the bonds may be brought.

Application has been made to list the bonds on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange.

	Per Bond	Total

Price to public(1)	99.075%	€1,981,500,000
Underwriting commissions	0.175%	€3,500,000
Proceeds to KfW(1)(2)	98.900%	€1,978,000,000

(1)	Plus accrued interest from, and including, January 18, 2011 to, but excluding, July 11, 2011, in the aggregate amount of €32,178,082.19 and additional accrued interest, if any, from July 11, 2011 if settlement occurs after that date.
(2)	Before deduction of expenses payable by KfW.

The managers named in this pricing supplement are offering the bonds subject to various conditions. The managers will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the bonds will be made upon the instructions of the managers through the facilities of Clearstream Banking AG, Frankfurt am Main, also known as CBF, The Depository Trust Company, New York, also known as DTC, Clearstream Banking, société anonyme, Luxembourg, also known as CBL, and Euroclear Bank SA/NV, also known as Euroclear, on or about July 11, 2011. The bonds will be represented by two or more permanent global certificates. The bonds have been assigned an ISIN number of DE000A1EWEJ5, a common code of 057981539, a WKN number of A1EWEJ and a CUSIP number of 500769EE0 as set forth under “General Information — Securities Identification Numbers” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, the accompanying prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Deutsche Bank	HSBC	UBS Investment Bank

Pricing Supplement dated July 6, 2011

This pricing supplement should be read together with the accompanying prospectus supplement setting forth information relating to euro-denominated global bonds dated May 20, 2011, the accompanying prospectus dated May 20, 2011, and the documents incorporated herein by reference. See “Incorporation by Reference” in this pricing supplement. These documents taken together are herein referred to as the “disclosure document.” The documents incorporated herein by reference contain information regarding KfW, the Federal Republic of Germany and other matters. Further information concerning KfW and the bonds offered hereby may be found in the registration statement (Registration Statement No. 333-174268) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 relating to our debt securities described in the prospectus.

If the information in this pricing supplement differs from the information contained in the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement.

You should rely only on the information provided in the disclosure document. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in the disclosure document is accurate as of any date other than the date on the front of each document forming part of the disclosure document or, with respect to information incorporated by reference, as of the date of such information.

References herein to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “U.S. dollars” or “$” are to United States dollars.

References herein to “we” or “us” or similar expressions are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries.

In connection with this offering of bonds, Deutsche Bank Aktiengesellschaft, or any person acting for it may over-allot the bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that Deutsche Bank Aktiengesellschaft, or any person acting for it will undertake stabilization action. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the bonds and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by Deutsche Bank Aktiengesellschaft, or any person acting for it in accordance with all applicable laws and regulations.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this pricing supplement and the accompanying prospectus supplement and prospectus the information in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of the information provided to you, and information that we file later with the SEC, to the extent it stipulates that it is to be incorporated by reference, will automatically update and supersede this information. We incorporate by reference the documents and any amendments to them filed with the SEC until completion of this offering. For a list, see “Where You Can Find More Information” in the accompanying prospectus.

We will provide, without charge, to each person to whom a copy of this pricing supplement has been delivered, upon the request of such person, a copy of any or all of the documents deemed to be incorporated herein by reference unless such documents have been modified or superseded as specified above. Requests for such documents should be directed to KfW at its office at Palmengartenstraße 5-9, D-60325 Frankfurt am Main. You may also request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Global Debt Services, Trust & Securities Services, 100 Plaza One, 6th Floor, Jersey City, NJ 07311-3901, U.S.A.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the bonds will be approximately €1,978,000,000 (not including accrued interest and after deducting underwriting commissions). The net proceeds from the sale of the bonds will be used by us in our general business.

EXCHANGE RATE INFORMATION

Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro principal of and interest on the bonds and of the price of the bonds on the Frankfurt Stock Exchange. Fluctuations in exchange rates that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds.

We file reports with the SEC giving economic data expressed in euro. For information on historical exchange rates for euro, see KfW’s annual report on Form 18-K, as amended, which is incorporated by reference herein. The euro foreign exchange reference rate as published by the European Central Bank on July 5, 2011 was €1.00 = $1.4461.

No representation is made that the euro or U.S. dollar amounts referred to herein or in the documents incorporated by reference could have been or could be converted into euro or U.S. dollars, as the case may be, at any particular rate.

There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic of Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic of Germany must report to the Deutsche Bundesbank, the German Federal Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic of Germany if such payment exceeds €12,500 (or the equivalent in a foreign currency).

TERMS OF THE BONDS

The following description of the particular terms and conditions of the bonds offered hereby (referred to as the “bonds” in this pricing supplement and the accompanying prospectus supplement and as the “securities” in the accompanying prospectus) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of securities set forth in the accompanying prospectus supplement and prospectus, to which description reference is hereby made. The description of the terms and conditions below (with the exception of certain explanatory text designated by italics) is substantially the same as the non-binding English translation of the legally binding German language text thereof and is qualified in its entirety by reference thereto. A copy of the form of the terms and conditions has been filed with the SEC as an exhibit to the registration statement.

General Provisions

Aggregate Principal Amount and Denomination.  The bonds will be issued in the aggregate principal amount of two billion euros (€2,000,000,000), divided into two million bonds in the denomination of €1,000 each, which will rank equally among themselves. The bonds will be fungible and form a single issue with KfW’s €4,000,000,000 3.375% Global Bonds due 2021 issued on January 18, 2011.

Global Certificates, Bonds and Form.  The bonds will be represented by two or more permanent global certificates without interest coupons (the “global certificates”). One of the global certificates (the “CBF global certificate”) will be kept in custody by CBF, or any successor, until all of our obligations under the bonds have been satisfied. The CBF global certificate will be issued in bearer form and will represent the bonds credited to accounts of financial institutions that are accountholders of CBF, including such bonds which are held through Euroclear and CBL, each of which maintains an account with CBF, and further including such bonds which are held through any other clearing system which maintains an account with CBF. Definitive certificates and interest coupons for individual bonds represented by the CBF global certificate will not be issued.

The other global certificate or certificates (together, the “DTC global certificate”) will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for DTC, until all of our obligations under the bonds have been satisfied. The DTC global certificate will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder, and will represent the bonds credited to accounts maintained with DTC by financial institutions that are participants in DTC. Definitive certificates and interest coupons for individual bonds represented by the DTC global certificate will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained. In such a case, a holder of bonds represented by the DTC global certificate (a “DTC bondholder”) may request the issue of definitive certificates representing its individual bonds and corresponding interest coupons (see “Clearing and Settlement — The Clearing Systems — DTC” in the accompanying prospectus supplement).

Each person ultimately holding a bond is referred to herein as a “bondholder.”

The CBF global certificate and the DTC global certificate will each be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar (as defined under “— Registrar and Paying Agent”). The bonds represented by the CBF global certificate and the DTC global certificate, respectively, will together equal the aggregate principal amount of the bonds outstanding at any time. The amount of bonds represented by each of the CBF global certificate and the DTC global certificate will be evidenced by the register kept by the registrar. Copies of the CBF global certificate and the DTC global certificate will be available free of charge at the paying agent (as defined under “— Registrar and Paying Agent”).

Transfer.  Transfers of bonds shall require appropriate entries in securities accounts. Transfers of bonds between CBF accountholders, on the one hand, and DTC participants, on the other hand, and exchanges of bonds in the manner set forth under “— Exchanges” below may not be effected during the period commencing on the record date as defined under “— Payments — Record Date” in this pricing supplement and ending on the related payment date (both dates inclusive).

Exchanges.  The bonds represented by the DTC global certificate may be exchanged for bonds represented by the CBF global certificate and vice versa. Such exchanges will be recorded in the register and will be effected by an increase or a decrease in the principal amount of bonds represented by the DTC global certificate by the principal amount of bonds so exchanged and a corresponding decrease or increase in the principal amount of bonds represented by the CBF global certificate.

Status

The bonds will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest Rate and Due Dates.  The bonds will bear interest at the rate of 3.375% per year as from January 18, 2011. The bonds will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable annually in arrears on January 18. The first interest payment will be made on January 18, 2012.

Late Payment.  Should we fail to redeem the bonds on the due date therefor, interest on the bonds shall, subject to the provisions with respect to business days (as defined under “— Payments — Business Days” in this pricing supplement), accrue beyond the due date until actual redemption of the bonds at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year. In July 2011, the German Federal Bank announced a base rate of 0.37% per annum, making the default rate at that time 5.37%.

Accrued Interest.  If it is necessary to compute interest for a period of other than a full year, interest shall be calculated on the basis of the actual number of days in the relevant period (known as “actual/actual (ICMA)”).

Maturity; Repurchase

Maturity.  The bonds will be redeemed at par on January 18, 2021. Subject to the provisions with respect to termination for default set forth under “— Termination for Default” in this pricing supplement, neither we nor any bondholder will be entitled to redeem the bonds prior to their stated maturity.

Repurchase.  We may at any time purchase and resell bonds in the open market or otherwise at any price. Bonds so purchased and not resold by us may, at our own discretion, be held or surrendered to the paying agent for cancellation.

Payments

Payments.  Payments of principal of, and interest on, the bonds will be made on the relevant payment date (see “— Payment Date and Due Date” below) to CBF in euro and to, or to the order of, the registered holder registered at the close of business on the relevant record date (see “— Record Date” below) in the register kept by the registrar in U.S. dollars or euro as set forth below. The amount of payments to CBF and to, or to the order of, the registered holder, respectively, will correspond to the principal amount of bonds represented by the CBF global certificate and the DTC global certificate, as established by the registrar at the close of business on the relevant record date.

Any DTC bondholder will receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro in accordance with the procedures set out below. To the extent that DTC bondholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC bondholders in respect of such payment (the “euro conversion amount”) will be converted by the paying agent into U.S. dollars and paid by wire transfer of same-day funds to, or to the order of, the registered holder for payment through DTC’s settlement system to the relevant DTC participants. All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the paying agent’s bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day preceding the relevant payment date, for the purchase by the paying agent of the euro conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day and a Frankfurt business day (as defined under “— Business Days”). If such bid quotation is not available, the paying agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the euro conversion amount will be made in euro to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent will bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

Any DTC bondholder may elect to receive payment of principal and interest with respect to the bonds in euro by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such DTC bondholder’s election to receive all or a portion of such payment in euro and (ii) wire transfer instructions to a euro account. Such election in respect of any payment will be made by the DTC bondholder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and the amount payable in euro pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under “— Business Days” below) following the relevant record date (as defined under “— Record Date” below) in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see “— Payment Date and Due Date” below) for the payment of principal. Any payments under this paragraph in euro will be made by wire transfer of same day funds to euro accounts designated by DTC.

All payments made by or on behalf of us to CBF and to, or to the order of, the registered holder of the DTC global certificate at the close of business on the relevant record date, respectively, shall discharge our liability under the bonds to the extent of the sums so paid.

Record Date.  The record date for purposes of transfer restrictions (see “General Provisions — Transfer” above) and payments of principal and interest (see “— Payments” above) will be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by CBF from time to time for the entitlement of CBF accountholders to payments in respect of debt securities denominated in euro and represented by permanent global certificates held in custody by CBF; and (b) the tenth New York business day (as defined under “— Business Days” below) preceding the relevant payment date.

Business Days.  If any due date for payment of principal or interest in euro in respect of any bonds to CBF and to, or to the order of, the registered holder is not a Frankfurt business day, such payment will not be made until the next following Frankfurt business day, and no further interest shall be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any bond to, or to the order of, the registered holder is not a Frankfurt business day or not a New York business day, such payment will not be made until the next day which is both a Frankfurt business day and a New York business day, and no further interest will be paid in respect of the delay in such payment. “Frankfurt business day” means any day other than Saturday or Sunday on which credit institutions are open for business in Frankfurt am Main, and “New York business day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

Payment Date and Due Date.  For the purposes of the terms and conditions of the bonds, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date set forth above, without taking account of any such adjustment.

Substitution of Paying Agent.  The paying agent may, in respect of its functions and duties under this heading “— Payments” with respect to payments to, or to the order of, the registered holder, substitute for itself its affiliate DBTCA, if and to the extent, if so required by law, an additional paying agent will be maintained in the Federal Republic of Germany.

Taxes

All payments by us in respect of the bonds will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the bonds. There will be no “gross-up” provision requiring additional payments to be made in respect of the bonds in the event of imposition of deduction or withholding of taxes or other duties.

Termination for Default

Any bondholder may, at its option, declare its bonds due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the bonds within 30 days from the relevant due date. The right to declare bonds due will cease if we have made payment to CBF and to, or to the order of, the registered holder before the bondholder has exercised such right. Any notice declaring bonds due will be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such bondholder at the time of such notice is a holder of the relevant bonds by means of a certificate of the bondholder’s custodian as set forth under “— Governing Law; Jurisdiction; Enforcement; Language — Enforcement” in this pricing supplement. Definitive certificates and interest coupons for individual bonds will not be issued in the event of a default.

Registrar and Paying Agent

We will appoint Deutsche Bank Aktiengesellschaft, Frankfurt am Main (“Deutsche Bank Frankfurt”), as initial registrar (the “registrar”) and paying agent (the “paying agent”).

We reserve the right at any time to vary or terminate the appointment of the paying agent or the registrar or approve any change in the office through which they act (the “specified office”), provided that there shall at all times be a registrar and paying agent, and provided further that so long as the bonds are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or paying agent or in their specified offices by publication in the manner set forth under “— Notices” in this pricing supplement.

The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any bondholder and are not in any event accountable to the registered holder or any bondholder.

Further Issues

We reserve the right, from time to time without the consent of the bondholders, to issue additional bonds, on terms identical in all respects to those set forth in the terms and conditions of the bonds (except that the date from which interest shall accrue may vary), so that such additional bonds shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the bonds. The term “bonds” shall, in the event of such increase, also include such additional bonds.

Notices

All notices regarding the bonds shall be published (a) in the Federal Republic of Germany in the electronic Federal Gazette (elektronischer Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law, and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law; Jurisdiction; Enforcement; Language

Governing Law.  The bonds, both as to form and content, as well as our rights and duties and those of the bondholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the bonds held through DTC, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

Jurisdiction.  Any action or other legal proceedings arising out of or in connection with the bonds may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

Enforcement.  Any bondholder may in any proceedings against us or to which the bondholder and we are parties protect and enforce in its own name its rights arising under its bonds on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the bondholder, (ii) specifying a principal amount of bonds credited on the date of such statement to such bondholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to CBF or DTC, as the case may be, and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of CBF or DTC and the relevant CBF accountholder or DTC participant and (b) a copy of the CBF global certificate or the DTC global certificate certified as being a true copy by a duly authorized officer of CBF or DTC, as the case may be, or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the bondholder maintains a securities account in respect of any bonds and includes CBF, DTC and its participants, including any other clearing system which maintains an account with CBF or participates in DTC.

Language.  The terms and conditions of the bonds are written in the German language and accompanied by an English language translation. The German text will be controlling and binding. The English language translation is provided for convenience only.

ADDITIONAL INFORMATION ON UNITED STATES TAXATION

A scheduled interest payment date will fall on a day that is not a Frankfurt business day, such that at least one of the intervals between interest payments will exceed a year. Under current law, the status of such interest is unclear, and interest on the bonds may, as a technical matter, not be “qualified stated interest” within the meaning of the United States Treasury Regulations. We, however, intend to treat interest on the bonds as issued without original issue discount for United States federal income tax reporting purposes. See the accompanying prospectus under the caption “United States Taxation — Original Issue Discount — General” for more information.

Subject to the discussion above, for United States federal income tax purposes, the issuance of the bonds should be a “qualified reopening” of KfW’s €4,000,000,000 aggregate principal amount of 3.375% Global Bonds due 2021 issued on January 18, 2011. The bonds offered hereby should, therefore, have the same adjusted issue price and the same issue date (both as described in “United States Taxation — United States Holders — Original Issue Discount” in the accompanying prospectus) as the bonds issued on January 18, 2011. If you are a United States holder, your basis in the bonds should generally be the price you paid for the bonds, including any amounts attributable to pre-issuance accrued interest. Payments on the bonds that are attributable to pre-issuance accrued interest should generally be treated as a tax-free return of capital, but should, accordingly, reduce your basis in the bonds. In addition, you will not be able to treat amounts attributable to pre-issuance accrued interest as amortizable premium.

SUBSCRIPTION AGREEMENT

Deutsche Bank Aktiengesellschaft, HSBC France and UBS Limited (the “managers”) have agreed with us, severally and not jointly, pursuant to a subscription agreement dated July 6, 2011 (the “subscription agreement”), to subscribe and pay for the principal amount of the bonds set forth opposite their respective names below at 99.075% of the relevant principal amount, less a combined commission of 0.175% of such principal amount, plus accrued interest from, and including, January 18, 2011 to, but excluding, July 11, 2011.

Principal
amount
Managers	of bonds

Deutsche Bank Aktiengesellschaft	€666,667,000
HSBC France	€666,667,000
UBS Limited	€666,666,000

Total	€2,000,000,000

Under the terms and conditions of the subscription agreement, the managers are committed to take and pay for all of the bonds, if any are taken. The managers propose to offer the bonds in part directly to the public at the price to public set forth on the cover page of this pricing supplement and in part to dealers at such price less a concession of 0.175%. After the initial public offering, the price to public may be changed.

We have agreed in the subscription agreement to indemnify the managers against certain liabilities, including liabilities under the Securities Act of 1933. The managers have agreed to bear certain expenses relating to the offering of the bonds.

The bonds may be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. The selling restrictions applicable to the bonds are set forth under “Subscription and Sale — Certain Selling Restrictions” in the accompanying prospectus supplement.

VALIDITY OF THE BONDS

The validity of the bonds will be passed upon on behalf of KfW by the Legal Department of KfW, and on behalf of the managers by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main. KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the managers are also being represented by Simpson Thacher & Bartlett LLP, New York, New York.

GENERAL INFORMATION

Further Information

Further information concerning the bonds and concerning KfW and the Federal Republic of Germany may be found on file with the SEC, as described in greater detail under the heading “Where You Can Find More Information” in the accompanying prospectus.

Securities Identification Numbers

The bonds represented by the CBF global certificate have been assigned an ISIN number of DE000A1EWEJ5, a common code of 057981539 and a WKN number of A1EWEJ. The bonds represented by the DTC global certificate have been assigned a CUSIP number of 500769EE0.

PROSPECTUS SUPPLEMENT
(To prospectus dated May 20, 2011)

KfW, Frankfurt/Main, Federal Republic of Germany

Information Relating to Euro-Denominated Global Bonds

Prospectus Supplement dated May 20, 2011

INFORMATION RELATING TO EURO-DENOMINATED GLOBAL BONDS

The following description will apply to certain Euro-denominated global bonds offered by KfW’s prospectus dated May 20, 2011 (referred to herein as the “bonds” and in the prospectus as the “securities”). If and to the extent that the pricing supplement relating to any issue of bonds contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of bonds and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW’s debt securities in the prospectus dated May 20, 2011.

DESCRIPTION OF THE BONDS

General Provisions

Aggregate Principal Amount and Denomination.  The bonds will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of bonds in the denomination of € 1,000 each, which will rank equally among themselves.

Global Certificates, Bonds and Form.  The bonds will be represented by two or more permanent global certificates without interest coupons (the “global certificates”). One of the global certificates (the “CBF global certificate”), will be kept in custody by Clearstream Banking AG, Frankfurt am Main (“CBF”), or any successor, until all of our obligations under the bonds have been satisfied. The CBF global certificate will be issued in bearer form and will represent the bonds credited to accounts of financial institutions that are accountholders of CBF, including such bonds which are held through Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“CBL”), each of which maintains an account with CBF, and further including such bonds which are held through any other clearing system which maintains an account with CBF. Definitive certificates and interest coupons for individual bonds represented by the CBF global certificate will not be issued.

The other global certificate or certificates (together, the “DTC global certificate”), will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for The Depository Trust Company, New York, also known as DTC, until all of our obligations under the bonds have been satisfied. The DTC global certificate will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder, and will represent the bonds credited to accounts maintained with DTC by financial institutions that are participants in DTC. Definitive certificates and interest coupons for individual bonds represented by the DTC global certificate will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained. In such a case, a holder of bonds represented by the DTC global certificate (a “DTC bondholder”) may request the issue of definitive certificates representing its individual bonds and corresponding interest coupons (see “Clearing and Settlement — The Clearing Systems — DTC”).

Each person ultimately holding a bond is referred to herein as a “bondholder.”

The CBF global certificate and the DTC global certificate will each be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar (as defined under “— Registrar and Paying Agent”). The bonds represented by the CBF global certificate and the DTC global certificate, respectively, will together equal the aggregate principal amount of the bonds outstanding at any time. The amount of bonds represented by each of the CBF global certificate and the DTC global certificate will be evidenced by the register kept by the registrar. Copies of the CBF global certificate and the DTC global certificate will be available free of charge at the paying agent (as defined under “— Registrar and Paying Agent”).

Transfer.  Transfers of bonds will require appropriate entries in securities accounts. Transfers of bonds between CBF accountholders, on the one hand, and DTC participants, on the other hand, and exchanges of bonds in the manner set forth under “— Exchange” may not be effected during the period commencing on the record date (as defined under “— Payments — Record Date”) and ending on the related payment date (both dates inclusive).

Exchange.  The bonds represented by the DTC global certificate may be exchanged for bonds represented by the CBF global certificate, and vice versa. Such exchanges will be recorded in the register and will be effected by an increase or a decrease in the principal amount of the DTC global certificate by the principal amount of bonds so exchanged and a corresponding decrease or increase in the principal amount of the CBF global certificate.

Status

The bonds will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest Rate and Due Dates.  Unless otherwise specified in the applicable pricing supplement, the bonds will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The bonds will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable annually in arrears on the interest payment date specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be due on the first interest payment date specified in the applicable pricing supplement and will be made for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).

Late Payment.  Should we fail to redeem the bonds on the due date therefor, interest on the bonds shall, subject to the provisions with respect to business days (as defined under “— Payments — Business Days”), accrue beyond the due date until actual redemption of the bonds at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year.

Accrued Interest.  Unless otherwise set forth in the applicable pricing supplement, if it is necessary to compute interest for a period of other than a full year, interest shall be calculated on the basis of the actual number of days in the relevant period (known as “actual/actual (ICMA)”).

Maturity; Early Redemption; Repurchase

Maturity.  The bonds will be redeemed at par on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to early redemption set forth under “— Early Redemption,” if specified in the applicable pricing supplement, and termination for default set forth under “— Termination for Default,” neither we nor any bondholder will be entitled to redeem the bonds prior to their stated maturity.

Early Redemption.  If specified in the applicable pricing supplement, the bonds may be redeemed, in whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at par together with interest accrued to, but excluding, the applicable early redemption date.

If bonds will be redeemable at our option, we may choose to redeem the bonds at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the bonds as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the bonds being redeemed.

Repurchase.  We may at any time purchase and resell bonds in the open market or otherwise at any price. Bonds so purchased and not resold by us may, at our own discretion, be held or surrendered to the paying agent for cancellation.

Payments

Payments.  Payments of principal of, and interest on, the bonds will be made on the relevant payment date (see “— Payment Date and Due Date”) to CBF in euro and to, or to the order of, the registered holder registered at the close of business on the relevant record date (see “— Record Date”) in the register kept by the registrar in U.S. dollars or euro as set forth below. The amount of payments to CBF and to, or to the order of, the registered holder, respectively, will correspond to the principal amount of bonds represented by the CBF global certificate and the DTC global certificate, as established by the registrar at the close of business on the relevant record date.

Any DTC bondholder will receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro in accordance with the procedures set out below. To the extent that DTC bondholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC bondholders in respect of such payment (the “euro conversion amount”) will be converted by the paying agent into U.S. dollars and paid by wire transfer of same-day funds to, or to the order of, the registered holder for payment through DTC’s settlement system to the relevant DTC participants. All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the paying agent’s bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day preceding the relevant payment date, for the purchase by the paying agent of the euro conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day and a Frankfurt business day (as defined under “— Business Days”). If such bid quotation is not available, the paying agent will obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the euro conversion amount will be made in euro to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent will bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

Any DTC bondholder may elect to receive payment of principal and interest with respect to the bonds in euro by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such DTC bondholder’s election to receive all or a portion of such payment in euro and (ii) wire transfer instructions to a euro account. Such election in respect of any payment will be made by the DTC bondholder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and the amount payable in euro pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under “— Business Days”) following the relevant record date (as defined under “— Record Date”) in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see “— Payment Date and Due Date”) for the payment of principal. Any payments under this paragraph in euro will be made by wire transfer of same-day funds to euro accounts designated by DTC.

All payments made by or on behalf of us to CBF and to, or to the order of, the registered holder at the close of business on the relevant record date, respectively, will discharge our liability under the bonds to the extent of the sums so paid.

Record Date.  The record date for purposes of transfer restrictions (see “General Provisions — Transfer”) and payments of principal and interest (see “— Payments”) will be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by CBF from time to time for the entitlement of CBF accountholders to payments in respect of debt securities denominated in euro and represented by permanent global certificates held in custody by CBF; and (b) the tenth New York business day (as defined under “— Business Days”) preceding the relevant payment date.

Business Days.  If any due date for payment of principal or interest in euro in respect of any bonds to CBF and to, or to the order of, the registered holder, is not a Frankfurt business day, such payment will not be made until the next Frankfurt business day, and no further interest will be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any bond to, or to the order of, the registered holder is not a Frankfurt business day or not a New York business day, such payment will not be made until the next day which is both a Frankfurt business day and a New York business day, and no further interest will be paid in respect of the delay in such payment. “Frankfurt business day” means any day, other than a Saturday or Sunday, on which credit institutions are open for business in Frankfurt am Main, and “New York business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

Payment Date and Due Date.  For the purposes of the terms and conditions of the bonds, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.

Substitution of Paying Agent.  The paying agent may, in respect of its functions and duties under this heading “— Payments” with respect to payments to, or to the order of, the registered holder, substitute for itself its affiliate DBTCA, if and to the extent, if so required by law, an additional paying agent will be maintained in the Federal Republic of Germany.

Taxes

All payments by us in respect of the bonds will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the bonds. There will be no “gross-up” provision.

Termination for Default

Unless otherwise specified in the applicable pricing supplement, any bondholder may, at its option, declare its bonds due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the bonds within 30 days from the relevant due date. The right to declare bonds due will cease if we have made payment to CBF and to, or to the order of, the registered holder before the bondholder has exercised such right. Any notice declaring bonds due will be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such bondholder at the time of such notice is a holder of the relevant bonds by means of a certificate of the bondholder’s custodian as set forth under “— Governing Law; Jurisdiction; Enforcement; Language — Enforcement.” Definitive certificates and interest coupons for individual bonds will not be issued in the event of a default.

Registrar and Paying Agent

We will appoint Deutsche Bank Aktiengesellschaft, Frankfurt am Main (“Deutsche Bank Frankfurt”), as initial registrar (the “registrar”) and paying agent (the “paying agent”). We reserve the right at any time to vary or terminate the appointment of the paying agent or the registrar or approve any change in the office through which they act (the “specified office”), provided that there shall at all times be a registrar and paying agent, and provided further that so long as the bonds are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or paying agent or in their specified offices by publication in the manner set forth under “— Notices.”

The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any bondholder and are not in any event accountable to the registered holder or any bondholder.

Further Issues

We reserve the right, from time to time without the consent of the bondholders, to issue additional bonds, on terms identical in all respects to those set forth in the terms and conditions of the bonds (except that the date from which interest shall accrue may vary), so that such additional bonds shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the bonds. The term “bonds” shall, in the event of such increase, also include such additional bonds.

Notices

All notices regarding the bonds shall be published (a) in the Federal Republic of Germany in the electronic Federal Gazette (elektronischer Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication, or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law; Jurisdiction; Enforcement; Language

Governing Law.  The bonds, both as to form and content, as well as our rights and duties and those of the bondholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the bonds held through DTC, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

Jurisdiction.  Any action or other legal proceedings arising out of or in connection with the bonds may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

Enforcement.  Any bondholder may in any proceedings against us or to which the bondholder and we are parties protect and enforce in its own name its rights arising under its bonds on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the bondholder, (ii) specifying a principal amount of bonds credited on the date of such statement to such bondholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to CBF or DTC, as the case may be, and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of CBF or DTC and the relevant CBF accountholder or DTC participant and (b) a copy of the CBF global certificate or the DTC global certificate certified as being a true copy by a duly authorized officer of CBF or DTC, as the case may be, or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the bondholder maintains a securities account in respect of any bonds and includes CBF, DTC and its participants, including any other clearing system which maintains an account with CBF or participates in DTC.

Language.  The conditions are written in the German language and accompanied by an English language translation. The German text will be controlling and binding. The English language translation is provided for convenience only.

CLEARING AND SETTLEMENT

The information set forth below with respect to DTC, CBF, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the bonds held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any bondholder.

Certification and Custody; Appointment of Registrar and Paying Agent

Clearing and settlement arrangements, including the existing links between CBF, Euroclear and CBL and an especially created link between these systems and DTC, will provide investors access to four major clearing systems. At initial settlement, the bonds will be represented by two or more permanent global certificates without interest coupons, which will not be exchangeable for definitive certificates representing individual bonds. One permanent global certificate, the CBF global certificate, will be issued in bearer form and will represent the bonds held by investors electing to hold bonds through financial institutions that are accountholders in CBF (“CBF accountholders”). Euroclear and CBL participate in CBF, and, accordingly, bonds held by investors electing to hold bonds through financial institutions that are participants in Euroclear (“Euroclear participants”) and customers of CBL (“CBL customers”) are thus included in the CBF global certificate. The other permanent global certificate or certificates, the DTC global certificate, to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC and will represent the bonds credited to accounts maintained with DTC by financial institutions that are participants in DTC (“DTC participants”). The bonds are expected to be accepted for clearing and settlement through CBF and DTC on the closing date specified in the applicable pricing supplement.

The bonds represented by the CBF global certificate and the DTC global certificate, respectively, will together equal the total aggregate principal amount of the bonds outstanding at any time. When subsequent secondary market sales settle between the CBF and DTC clearing systems, such sales will be recorded in the register and shall be reflected by respective increases and decreases in the principal amount of the CBF global certificate and the DTC global certificate.

The bondholders as owners of legal co-ownership interests in the CBF global certificate or of beneficial interests in the DTC global certificate will not be entitled to have bonds registered in their names, and will not receive or be entitled to receive physical delivery of definitive certificates representing individual bonds. However, we may issue definitive certificates representing individual bonds in limited circumstances described under “— The Clearing Systems — DTC.”

We will appoint Deutsche Bank Frankfurt as the registrar and paying agent for the bonds as described in greater detail under the heading “Description of the Bonds — Registrar and Paying Agent.” Deutsche Bank Frankfurt as CBF accountholder provides the link between CBF and DTC through DBTCA.

Each issue of bonds will be assigned an ISIN number, a common code, a WKN number and a CUSIP number, as set forth in the applicable pricing supplement.

Payments

As described under “Description of the Bonds — Registrar and Paying Agent,” Deutsche Bank Frankfurt will act as our initial paying agent for the bonds. Principal and interest payments on the bonds will be made to CBF in euro and to the registered holder in U.S. dollars or euro as set forth under “Description of the Bonds — Payments.” Any DTC bondholder will receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro as set forth under “Description of the Bonds — Payments.” All payments duly made by or on behalf of us to CBF and to, or to the order of, the registered holder, will discharge our liability under the bonds to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the bonds to the bondholders. Payments by DTC participants and indirect DTC participants (as defined under “— The Clearing Systems — DTC”) to owners of beneficial interests in the DTC global certificate will be governed by standing instructions and customary practices, and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC global certificate or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the CBF global certificate and payments to holders of interests therein.

The Clearing Systems

CBF

CBF is incorporated under the laws of the Federal Republic of Germany and acts as a specialized depository and clearing organization. As depository and bank, CBF is subject to regulation and supervision by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Furthermore, CBF is a designated clearing and settlement system, as defined in Article 10 of the EU Directive on Settlement Finality (EC 98/26), and as such subject to the supervision of the German Federal Bank (Deutsche Bundesbank).

CBF holds securities for its accountholders and facilitates the clearing and settlement of securities transactions between its CBF accountholders through electronic book-entry changes in securities accounts free of payment or simultaneously against payment in euro via the payment system TARGET2 with same-day value. Thus, the need for physical delivery of certificates is eliminated.

CBF provides to the CBF accountholders, among other things, services for safekeeping, administration, clearing and settlement of domestic German and internationally traded securities and collateral management services. CBF accountholders are regulated banking and financial institutions located in the Federal Republic of Germany including German branches of non-German banking and financial institutions and other clearing and settlement organizations. Indirect access to CBF is available to others such as the managers (as defined in “Subscription and Sale” in the applicable pricing supplement), securities brokers and dealers, banks, trust companies, clearing corporations and others, including organizations that clear through or maintain custodial relationships with CBF accountholders, either directly or indirectly.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is, in turn, owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of bonds under the DTC system must be made by or through direct DTC participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each beneficial owner of bonds in DTC is, in turn, to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmations from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in bonds, except in certain limited circumstances set forth below.

To facilitate subsequent transfers, all bonds deposited by direct DTC participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal of and interest on the bonds will be made to Cede & Co., or any other DTC nominee. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the bonds to Cede & Co., or any other DTC nominee, is our or the paying agent’s responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its services as depository with respect to the bonds at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual bonds are required to be printed and delivered.

CBL

CBL is incorporated under the laws of Luxembourg. CBL holds securities for its customers and facilitates the clearing and settlement of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including euros. CBL provides to its customers, among other things, services for safekeeping, administration, clearing and settlement of internationally traded securities and securities lending and borrowing to CBL customers. CBL also deals with domestic securities markets in many countries through established depository and custodial relationships.

CBL is registered as a bank in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. CBL, as operator of a securities settlement system under Luxembourg law, is also supervised by the Central Bank of Luxembourg.

CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.

Distributions with respect to bonds held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL’s rules and procedures.

Euroclear

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers may be Euroclear participants.

Clearing and Settlement.  Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

Initial Distribution.  Investors electing to acquire bonds through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Bonds to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the business day following the settlement date for value as of the settlement date.

Secondary Market.  Investors electing to acquire, hold or transfer bonds through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the bonds offered herein.

Custody.  Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the bonds by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the bonds through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the bonds through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Custody Risk.  Investors that acquire, hold and transfer interests in the bonds by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.

Global Clearing and Settlement Procedures

Initial Settlement

The CBF global certificate and the DTC global certificate, respectively, will be delivered at initial settlement to CBF and the custodian for DTC, respectively. Customary settlement procedures will be followed for participants of each system at initial settlement. Primary market purchasers are required to pay for the bonds in euro unless otherwise arranged. See “Information on Currency Conversion and Foreign Exchange Exposure — Currency Conversion.”

Settlement procedures applicable to the domestic euro-denominated bond market will be followed for primary market purchasers that are CBF accountholders, and bonds will be credited to their securities accounts on the settlement date against payment in euro in same-day funds. Investors electing to hold the bonds through Euroclear or CBL accounts will follow the cross-border settlement procedures for the German market. Bonds will be credited to the securities clearance accounts of Euroclear and CBL holders on the issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date.

Primary market purchasers that are DTC participants can have their securities accounts with DTC credited with bonds (i) “free of payment” if they have arranged for payment in euro outside DTC and (ii) against payment in U.S. dollars in same-day funds on the settlement date through DTC’s settlement system.

Secondary Market

The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the bonds in effect on the date hereof.

Secondary Market Sales of Bonds for Settlement within each Clearing System and between Euroclear Participants and CBL Customers.  These sales will be settled in accordance with the rules and procedures established by that system. Settlement within CBF of regular sales at the stock exchange in Frankfurt will be made on a two business-day basis. Sales to be settled within Euroclear or CBL and between Euroclear and CBL will normally settle on a three-day basis unless parties specify a different period, which may be as short as two days. DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC denominated in U.S. dollars can settle on a same-day basis; in the case of non-U.S. dollar denominated sales within DTC, the bonds can be delivered same-day, but payment will be made outside DTC.

Secondary Market Sales between CBF Accountholders and Euroclear Participants or CBL Customers.  These sales will be effected through CBF in accordance with CBF’s rules and through the CBF accounts of Euroclear or CBL, as the case may be. These trades normally settle on a three-day basis, unless parties specify a different period, which may be as short as two days.

Secondary Market Sales from a DTC Participant to a CBF Accountholder or a Euroclear Participant or CBL Customer.  Two days prior to a settlement, a DTC participant selling bonds to a CBF accountholder or a Euroclear participant or CBL customer will notify DBTCA of the settlement instructions and will deliver the bonds to DBTCA by means of DTC’s Deliver Order procedures. DBTCA will send the settlement instructions to Deutsche Bank Frankfurt. One day prior to settlement, Deutsche Bank Frankfurt will enter delivery-versus-payment instructions into CBF for settlement through its CBF transfer account; the Euroclear participant or CBL customer will instruct its clearing system to transmit receipt-versus-payment instructions to CBF, and the CBF accountholder will transmit such instructions directly to CBF, with DBTCA as counterparty. On the settlement date, the DTC participant will input a Deposit/Withdrawal at Custodian (“DWAC”) transaction to remove the bonds to be sold from its DTC securities account; matched and pre-checked trades are settled versus payment — the CBF accountholder’s or CBL customer’s or Euroclear participant’s securities clearance account is credited same-day value, and Deutsche Bank Frankfurt causes the DTC participant’s pre-specified euro account at Deutsche Bank Frankfurt to be credited for same-day value, or any other euro account pre-specified by such DTC participant for value the next day. On the settlement date, Deutsche Bank Frankfurt will (i) decrease the amount of notes registered in the name of Cede & Co. and (ii) increase the amount of notes issued via CBF.

Secondary Market Sales from a CBF Accountholder or a Euroclear Participant or CBL Customer to a DTC Participant.  Two days prior to settlement, a DTC participant will send Deutsche Bank Securities Corporation, Securities Operations, acting as processing agent for DBTCA, the details of the transaction for transmittal to Deutsche Bank Frankfurt and instruct its bank to fund Deutsche Bank Frankfurt’s euro account one day prior to settlement.

A Euroclear participant or CBL customer will instruct its clearing system no later than one day prior to settlement to transmit delivery-versus-payment instructions to CBF, and a CBF accountholder will transmit one day prior to settlement such instructions directly to CBF, naming Deutsche Bank Frankfurt as counterparty with further credit to DTC. At the same time (i.e., one day prior to settlement), Deutsche Bank Frankfurt will transmit settlement to CBF.

On the settlement day, upon settlement of the trade in CBF, Deutsche Bank Frankfurt will inform DBTCA of such settlement; the DTC participant will initiate a DWAC deposit transaction for DBTCA to approve, resulting in a deposit of bonds in the DTC participant’s securities account same-day value. The CBF accountholder or Euroclear participant’s or CBL customer’s accounts are credited with the sales proceeds same-day value. On the settlement date, Deutsche Bank Frankfurt will (i) decrease the amount of notes issued via CBF and (ii) increase the amount of notes registered in the name of Cede & Co.

Settlement in other currencies between the DTC and CBF systems is possible using free-of-payment transfers to move the bonds, but funds movements will take place separately.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

Currency Conversion

Initial purchasers are required to pay for the bonds in euro. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into euro to enable U.S. purchasers to pay for the bonds. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the bonds. See also “— Foreign Exchange Exposure.” For the specific payment procedures in connection with the payments to be made by us under the bonds, see “Description of the Bonds — Payments.”

Foreign Exchange Exposure

For U.S. investors whose financial activities are denominated principally in U.S. dollars, an investment in the bonds entails certain risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the euro, and the possibility of the imposition or modification of foreign exchange controls by either the United States or the European Central Bank. In recent years, the exchange rate between the U.S. dollar and the euro has fluctuated. Fluctuations in the exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the exchange rate that may occur during the term of the bonds. Depreciation of the euro against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of a bond, in the U.S. dollar-equivalent value of the principal repayable at maturity of such bond and generally in the U.S. dollar-equivalent market value of such bond, while appreciation of the euro would have the opposite effects.

The relative strength or weakness of the euro is dependent upon, among other things, economic developments in the EU member states participating in the European Economic and Monetary Union.

SUBSCRIPTION AND SALE

Subscription Agreement

As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, pursuant to a subscription agreement, to subscribe and pay for the bonds according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the bonds, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the bonds. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions

The bonds shall only be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the bonds.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), we expect that each manager will represent and agree not to make an offer of the bonds to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the bonds to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State; whereby the expression an “offer of the bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.  We expect that each manager will represent and agree that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

United States.  We expect that each manager will agree that in connection with any offering and distribution of the bonds and the distribution of the prospectus and any other offering material relating to these bonds in the United States such manager will comply with and cause any of its affiliates which offers or sells bonds in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

Japan.  We expect that each manager will acknowledge and agree that the bonds have not been and will not be registered under the Financial Instruments and Exchange Act (Law No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”), and that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Canada.  We expect that each manager will represent and agree that it has not offered or sold, and it will not offer or sell any bonds, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and will represent that any offer of bonds in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager is further expected to represent and agree that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the bonds in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. Each manager is also expected to represent and agree that it will send to any dealer who purchases from it any bonds a notice stating in substance that, by purchasing such bonds, such dealer represents and agrees that it has not offered or sold, and it will not offer or sell any bonds, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of bonds in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the bonds in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such bonds a notice to the foregoing effect.

Hong Kong.  We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any bonds other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

Public Offer.  We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the bonds, or possession or distribution of the prospectus or any other offering material relating to the bonds, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers bonds or has in its possession or distributes the prospectus or any other offering material relating to the bonds and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the bonds and the possession or distribution of the prospectus or any other offering material relating to the bonds under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

Conditions.  We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the bonds or dealing in the bonds in the secondary market.

No Established Trading Market.  The bonds will be a new issue of securities with no established trading market. We expect that application will be made to list the bonds on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange. We expect that the managers will intend to make a market in the bonds. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the bonds.

Stabilization.  In connection with this offering of bonds, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased bonds sold by or for the account of such manager in stabilizing or short covering transactions.

These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

It is expected that delivery of the bonds will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the third New York business day following the date of pricing of the bonds. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade bonds on the date of pricing of the bonds or the succeeding business days up to three days prior to the date of delivery of the bonds, it may be required, by virtue of the fact that the bonds will initially settle later than on the third New York business day following the date of pricing of the bonds or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on any day for which settlement within three New York business days would not be possible should consult their own advisors.

PROSPECTUS

KfW, Frankfurt/Main, Federal Republic of Germany

Debt Securities

KfW, also known as Kreditanstalt für Wiederaufbau, an institution organized under public law of the Federal Republic of Germany, may from time to time offer debt securities. The securities may consist of notes or bonds. The securities also may, at the option of KfW, be convertible into other securities issued by KfW or exchangeable for securities of other issuers. The securities will be unconditional obligations of KfW.

Pursuant to the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau), the securities will benefit from a statutory guarantee of the Federal Republic of Germany.

For each offer and sale of securities under this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). When we filed the registration statement, we used a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described under “Where You Can Find More Information” below before you invest.

References in this prospectus to “we” or “us” or similar expressions are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries. References to the “Federal Republic” and “Germany” are to the Federal Republic of Germany, and references to the “Federal Government” are to the government of the Federal Republic of Germany.

WHERE YOU CAN FIND MORE INFORMATION

KfW files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning KfW and the Federal Republic. You can inspect and copy this report at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. You can also obtain copies of the annual report at prescribed rates from the SEC’s Public Reference Room. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference KfW’s Annual Report on Form 18-K for the year ended December 31, 2010 (filed on May 16, 2011) and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference.

You may request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas (“DBTCA”), c/o Deutsche Bank National Trust Company, Global Debt Services, Trust & Securities Services, 100 Plaza One, 6th Floor, Jersey City, New Jersey 07311-3901, USA.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

KFW

The following summary information should be read in conjunction with the more complete information included in KfW’s annual report on Form 18-K for the year ended December 31, 2010.

Overview

KfW is a public law institution (Anstalt des öffentlichen Rechts) serving domestic and international public policy objectives of the Federal Government (“Federal Government”) of the Federal Republic of Germany (“Federal Republic”). KfW promotes its financing activities under the umbrella brand name KfW Bankengruppe. It conducts its business in the following business areas:

•	KfW Mittelstandsbank (KfW SME Bank) promotes small and medium-sized enterprises, business founders, start-ups and self-employed professionals;

•	KfW Privatkundenbank (KfW Private Client Bank) provides housing-related loans and grants as well as financing for education to private individuals;

•	KfW Kommunalbank (KfW Municipal Bank) offers financing for infrastructure projects, primarily for municipalities, and grants global funding instruments to German Landesförderinstitute and other financial institutions;

•	Export and project finance: KfW IPEX-Bank GmbH (“KfW IPEX-Bank”) offers customized financing for exports and project and corporate financing worldwide. KfW IPEX-Bank is a legally independent entity wholly owned by KfW;

•	Promotion of developing and transition countries: KfW Entwicklungsbank (KfW Development Bank) is responsible for KfW’s public sector development cooperation activities, and DEG -Deutsche Investitions- und Entwicklungsgesellschaft mbH (German Investment and Development Company, “DEG”) finances private-sector investments in developing countries. DEG is a legally independent entity wholly owned by KfW; and

•	Capital markets, which comprises KfW’s treasury, funding, securitization and other capital markets-related activities.

KfW’s offices are located at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, Germany, as well as a liaison office to the European Union in Brussels, Belgium.

Ownership

The Federal Republic holds 80% of KfW’s capital, and the German federal states (each, a “Land” and together, the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been, and are expected to continue to be, made to KfW in such proportions as to maintain the relative shares of capital held by the Federal Republic and the Länder.

Legal Status

KfW is organized under the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau, or the “KfW Law”) as a public law institution with unlimited duration. As a public law institution serving public policy objectives of the Federal Government, KfW itself is not subject to corporate taxes (although certain of its subsidiaries are) and as a promotional bank does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support its promotional activities and to grow the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

Relationship with the Federal Republic

Guarantee of the Federal Republic

The KfW Law expressly provides that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW, or if KfW fails to make any payment required to be made under KfW’s guarantee when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under the Guarantee of the Federal Republic ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, see “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” below.

Institutional Liability (Anstaltslast)

KfW is a public law institution (Anstalt des öffentlichen Rechts). Accordingly, under the German administrative law principle of Anstaltslast, the Federal Republic, as the constituting body of KfW, has an obligation to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to meet its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament. For more information about the institutional liability of the Federal Republic, see “Responsibility of the Federal Republic for KfW — Institutional Liability (Anstaltslast)” below.

Understanding with the European Commission

In order to clarify that the Federal Republic’s responsibility for KfW’s obligations was and is compatible with European Union (“EU”) law prohibitions against state aid, the German Federal Ministry of Finance and the European Commissioner for Competition held discussions which were formalized in an understanding reached on March 1, 2002. In the understanding with the European Commission, it was agreed that, in respect of the promotional activities for which KfW is responsible, KfW will continue to benefit from Anstaltslast and the Guarantee of the Federal Republic. The understanding acknowledged that KfW’s role in providing financing for, in particular, small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its cooperation with developing countries, is promotional and thus compatible with EU rules.

In the area of export and project finance, the understanding with the European Commission required KfW to transfer to a legally independent subsidiary that portion of export finance and domestic and international project finance activities which the European Commission deemed to fall outside the scope of the promotional activities of KfW. The transfer of such activities was to be effected by December 31, 2007 and as from that date KfW has not been permitted to fund the subsidiary at other than market rates of interest or to extend to the subsidiary any benefits of Anstaltslast or the Guarantee of the Federal Republic.

KfW continues to be permitted, however, to engage directly in the following promotional export and project finance activities:

•	implementation of international promotional programs, such as the interest-rate subsidized CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) schemes, which are recognized as promotional activities in accordance with the Organization for Economic Cooperation and Development (OECD) consensus;

•	participation in syndicated financing activities outside the EU, the European Economic Area and countries holding the status of official candidate for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist; and

•	participation in projects in the interest of the EU that are co-financed by the European Investment Bank or similar European financing institutions.

The European Commission transformed the understanding into a decision, which the Federal Republic formally accepted. A part of the Promotional Bank Restructuring Act (Förderbankenneustrukturierungsgesetz) implemented the understanding with the European Commission and amended the KfW Law and KfW’s by-laws accordingly.

On January 1, 2008, KfW IPEX-Bank GmbH, a limited liability corporation (Gesellschaft mit beschränkter Haftung) formed as a wholly owned subsidiary of KfW, commenced operations as a legally independent entity, thus satisfying the requirements set forth in the understanding with the European Commission. KfW IPEX-Bank conducts those export and project finance activities which the European Commission deemed to fall outside the scope of KfW’s promotional activities directly and on its own behalf. KfW provides funding for KfW IPEX Bank at market rates based on the ratings assigned to KfW IPEX-Bank by international rating agencies. The permitted promotional export and project finance activities are conducted by KfW IPEX-Bank in its own name on behalf of KfW on a trust basis. In accordance with the understanding with the European Commission, KfW IPEX-Bank obtained a banking license and is subject to the German Banking Act (Kreditwesengesetz) and the corporate tax regime.

Supervision

KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance, in consultation with the Federal Ministry of Economics and Technology, supervises KfW and has the power to adopt all measures necessary to safeguard the compliance of KfW’s business operations with applicable laws, KfW’s by-laws and other regulations. Subject to the foregoing, the Federal Ministry of Finance does not have the right to influence business decisions made by KfW’s Executive Board or Board of Supervisory Directors. KfW’s overall activities are supervised by its Board of Supervisory Directors, which consists of seven Federal Ministers, seven appointees of each of the two houses of Parliament, the Bundesrat and the Bundestag, and representatives of various sectors and institutions of the German economy.

In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is subject to an audit that meets the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed so as to enable the Board of Supervisory Directors, the responsible Federal Ministries, and the Federal Court of Auditors (Bundesrechnungshof) to form their own opinions and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.

Under the terms of various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and effectiveness of its administration.

USE OF PROCEEDS

The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business.

DESCRIPTION OF SECURITIES

The following briefly summarizes the terms and conditions of the securities offered by KfW as separate series of notes or bonds from time to time and the agency agreements relating to such securities. Copies of the forms of the securities and the forms of agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

General

KfW’s securities may be denominated, at its option, in euro, U.S. dollars, other currency or currencies or composite currencies, and/or amounts determined by reference to an index. KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement and/or pricing supplement, which are attached to or accompany this prospectus. If the terms described in the prospectus supplement or pricing supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement, as the case may be.

The prospectus supplement and/or the pricing supplement that relate to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW may issue the securities;

•	the currency or currencies of such denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

•	the dates on which KfW must pay interest;

•	where and how KfW will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

•	whether and in what circumstances KfW’s obligations under the securities may be terminated;

•	whether the securities will be convertible into other securities issued by KfW or exchangeable for securities of other issuers;

•	whether any part or all of the securities will be issued in the form of one or more global securities and, if so, the identity of the depository for the global securities and the terms of the depository system;

•	the exchange or exchanges, if any, on which KfW will apply to have the securities listed;

•	any sinking fund provisions; and

•	any other terms of the securities.

The prospectus supplement and/or pricing supplement relating to KfW’s securities will also describe special United States federal income tax, German income tax and other tax considerations that apply to your securities, if any.

KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

There will be a registrar and/or one or more paying agents or fiscal agents, generally referred to respectively as the “paying agent(s),” “fiscal agent(s)” or “agent(s)” for KfW in connection with the securities. The duties of the agents will be governed by the relevant agency agreement. KfW may replace any agent and may appoint a different or additional agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the agent. Each agent is solely KfW’s agent and does not act as a trustee for the security holders nor does it have a trustee’s responsibilities or duties to act for the holders in the way a trustee would.

The agent will maintain a register at an office in Frankfurt am Main, Luxembourg or in New York, as provided in the relevant agency agreement, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement and/or pricing supplement relating to the securities.

Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW and in the manner set forth in the applicable prospectus supplement and/or pricing supplement.

There will be no “gross-up” provision which would require additional payments to be made in respect of the securities in the event that any withholding taxes are imposed.

Rank of Securities

The securities will not be secured by any of KfW’s property or assets and will not be subordinated to any of KfW’s other general obligations. The securities will, therefore, rank equally with each other and with all of KfW’s other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

The agency agreements and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

Any action or legal proceedings arising out of or in connection with the securities may be brought only in the District Court (Landgericht) in Frankfurt am Main.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KFW

Guarantee of the Federal Republic

As discussed under “KfW — Relationship with the Federal Republic — Guarantee of the Federal Republic” above, under the Guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW, when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable.

The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under the Guarantee of the Federal Republic, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

The Federal Republic may be sued in the courts of the Federal Republic, without any public official’s or authority’s consent to bring proceedings or obtain judgment against the Federal Republic.

Institutional Liability (Anstaltslast)

As discussed under “KfW — Relationship with the Federal Republic — Institutional Liability (Anstaltslast)”, under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW’s obligations.

The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation to KfW itself. Under German law, KfW (or its liquidator) would be required to enforce its rights against the Federal Republic in the event it needed to do so in order to meet its obligations to third parties. Moreover, if KfW were to default on an obligation, the Federal Republic would not, under Anstaltslast, be permitted to wait for KfW to enforce its rights; the Federal Republic would be required on its own authority to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW’s obligations are fully backed by the credit of the Federal Republic.

DEBT RECORD

Neither KfW nor the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION

The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Income Tax

Securities Held by Tax Residents as Private Assets

Taxation of Interest.  Payments of interest on the securities to its holders who are tax residents of the Federal Republic (i.e., persons whose residence or habitual abode is located in the Federal Republic) are subject to German income tax. In each case where German income tax arises, a solidarity surcharge (Solidaritätszuschlag) is levied in addition to such tax. Furthermore, church tax may be levied, where applicable. If coupons or interest claims are disposed of separately (i.e. without the securities), the proceeds from the disposition are subject to income tax. The same applies to proceeds from the redemption of coupons or interest claims if the security is disposed of separately.

On payments of interest on the securities to individual tax residents of the Federal Republic income tax is generally levied as a flat income tax at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax resulting in a total tax charge of 26.375%). The total investment income of an individual will be decreased by a lump sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for married couples filing jointly), not by a deduction of expenses actually incurred.

If the securities are held in a custodial account which the security holder maintains with a German branch of a German or non-German bank or financial services institution or with a securities trading business or bank in the Federal Republic (the “Disbursing Agent”) the flat income tax will be levied by way of withholding at the aforementioned rate from the gross interest payment to be made by the Disbursing Agent.

In general, no withholding tax will be levied if the security holder is an individual (i) whose security does not form part of the property of a trade or business and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding exemption certificate. Similarly, no withholding tax will be deducted if the security holder has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

If no Disbursing Agent is involved in the payment process the security holder will have to include its income on the securities in its tax return and the flat income tax of 25% plus solidarity surcharge will be collected by way of assessment.

Payment of the flat income tax will generally satisfy any income tax liability of the security holder in respect of such investment income. Security holders may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%.

Taxation of Capital Gains.  From January 1, 2009, also capital gains realized by individual residents of the Federal Republic from the disposition or redemption of the securities acquired after December 31, 2008 will be subject to the flat income tax on investment income at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%), irrespective of any holding period. This will also apply to securities on which the principal is effectively repaid in whole or in part although the repayment was not guaranteed.

If the securities are held in a custodial account which the security holder maintains with a Disbursing Agent, the flat income tax will be levied by way of withholding from the difference between the redemption amount (or the proceeds from the disposition) and the issue price (or the purchase price) of the securities. If the securities have been transferred to the custodial account of the Disbursing Agent only after their acquisition, and no evidence on the acquisition data has been provided to the new Disbursing Agent by the Disbursing Agent which previously held the securities in its custodial account, withholding tax will be levied on 30% of the proceeds from the disposition or redemption of the securities.

If no Disbursing Agent is involved in the payment process, the security holder will be required to include capital gains from the disposition or redemption of the securities in its tax return and the flat income tax of 25% plus solidarity surcharge will be collected by way of assessment.

Payment of the flat income tax will generally satisfy any income tax liability of the security holder in respect of such investment income. Security holders may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%.

Securities Held by Tax Residents as Business Assets

Payments of interest on the securities and capital gains from the disposition or redemption of securities held as business assets by German tax resident individuals or corporations (including via a partnership, as the case may be), are generally subject to German income tax or corporate income tax (in each case plus solidarity surcharge). The interest and capital gain will also be subject to trade tax if the securities form part of the property of a German trade or business.

If the securities are held in a custodial account which the security holder maintains with a Disbursing Agent, tax at a rate of 25% (plus a solidarity surcharge of 5.5% of such tax) will also be withheld from interest payments on securities and, since January 1, 2009, generally also from capital gains from the disposition or redemption of securities held as business assets. In these cases the withholding tax does not satisfy the income tax liability of the security holder, as in the case of the flat income tax, but will be credited as advance payment against the personal income or corporate income tax liability and the solidarity surcharge of the security holder.

With regard to capital gains no withholding will generally be required in the case of securities held by corporations resident in Germany, provided that in the case of corporations of certain legal forms the status of corporation has been evidenced by a certificate of the competent tax office, and upon application in the case of securities held by individuals or partnerships as business assets.

Securities Held by Non-Residents

Interest and capital gains are not subject to German taxation in the case of non-residents (i.e., persons having neither their residence nor their habitual abode nor legal domicile nor place of effective management in the Federal Republic), unless the securities form part of the business property of a permanent establishment maintained in the Federal Republic. Interest may, however, also be subject to German income tax if it otherwise constitutes income taxable in the Federal Republic such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate.

Non-residents of the Federal Republic are, in general, exempt from German withholding tax on interest and capital gains and from solidarity surcharge thereon. However, if the interest or capital gain is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account with a Disbursing Agent, withholding tax will be levied as explained above under “— Securities Held by Tax Residents as Private Assets” or under “— Securities Held by Tax Residents as Business Assets,” respectively.

Inheritance and Gift Tax

No inheritance or gift taxes with respect to any security will generally arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German citizens who previously maintained a residence in the Federal Republic.

Other Taxes

No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax (Vermögensteuer) is not levied in the Federal Republic.

EU Savings Tax Directive

Under the EU Council Directive 2003/48/EC dated June 3, 2003 on the taxation of savings income in the form of interest payments (the “EU Savings Tax Directive”) each EU Member State must require paying agents (within the meaning of such directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the EU Savings Tax Directive at a rate of 20% from July 1, 2008, and of 35% from July 1, 2011. As from January 1, 2010 Belgium applies the information procedure described above.

In conformity with the prerequisites for the application of the EU Savings Tax Directive, a number of non-EU countries and territories, including Switzerland and Liechtenstein, agreed to apply measures equivalent to those contained in such directive (a withholding system in the case of Switzerland).

In the Federal Republic, provisions for implementing the EU Savings Tax Directive were enacted by legislative regulations of the Federal Government. These provisions apply since July 1, 2005.

UNITED STATES TAXATION

This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as “notes.” This discussion is the opinion of Sullivan & Cromwell LLP, United States counsel to KfW. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you own your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person liable for alternative minimum tax;

•	a United States expatriate; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If a partnership holds the notes, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership.

This discussion deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement and/or pricing supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer in this discussion as the “Code,” its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This section describes the tax consequences to a “United States holder.” A United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you, and you should see “— United States Alien Holders” below for information that may apply to you.

Payments of Interest

Except as described below in the case of interest on a “discount note” that is not “qualified stated interest,” each as defined under “— Original Issue Discount — General” below, you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes.

Interest paid on, and original issue discount (as described under “— Original Issue Discount” below) accrued with respect to the notes described in this prospectus constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount will, depending on your circumstances, be either “passive” or “general” income for purposes of calculating the foreign tax credit.

Cash Basis Taxpayers.  If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.  If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in or determined by reference to a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.  If you own a note, other than a note with a term of one year or less, it will be treated as a discount note issued at an original issue discount, if the note’s stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is part of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under “— Variable Rate Notes” below.

On notes with annual interest payments, such as certain of KfW’s euro-denominated bonds, where at least one due date for an interest payment is not a business day, interest on the notes may, as a technical matter, not be “qualified stated interest” within the meaning of the Treasury Regulations. It is, therefore, possible that such notes will be treated as discount notes issued with original issue discount. Proposed Treasury Regulations provide that if the due date for a scheduled interest payment falls on a Saturday, Sunday or a U.S. Federal holiday, and such interest is payable on the first business day that immediately follows the scheduled interest payment date, then such interest is treated as payable on the scheduled interest payment date, provided that no additional interest is payable as a result of the deferral. We therefore intend to treat interest on notes where at least one of the intervals between interest payments will exceed one year solely because an interest payment date falls on a Saturday, Sunday or a U.S. Federal holiday as issued without original issue discount for United States federal income tax reporting purposes.

Your note will have de minimis original issue discount and will not be a discount note, if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. If your note has de minimis original issue discount, you must include the de minimis original issue discount in income as stated principal payments are made on the note, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the note.

Inclusion of Original Issue Discount in Income.  Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount note’s issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below); and then

•	subtracting any payments made on your discount note in any prior accrual period that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note (other than any payment of qualified stated interest); and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.  If you purchase your note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price (as determined under “— General” above), the excess is “acquisition premium.” If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount” below, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your note after the purchase date over your note’s adjusted issue price.

Pre-Issuance Accrued Interest.  An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption.  Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement and/or pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•	in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.  You may elect to include in gross income all interest that accrues on your note using the constant-yield method described under “— Inclusion of Original Issue Discount in Income” above, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described under “— Notes Purchased at a Premium” below) or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost;

•	the issue date of your note will be the date you acquired it; and

•	no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the note for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed under “— Market Discount” below to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

Variable Rate Notes.  Your note will be a variable rate note if your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15% of the total noncontingent principal payments;

and your note provides for stated interest, compounded or paid at least annually, only at:

(1)	one or more qualified floating rates;

(2)	a single fixed rate and one or more qualified floating rates;

(3)	a single objective rate; or

(4)	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated, or

•	the rate is equal to such a rate multiplied by either:

(1)	a fixed multiple that is greater than 0.65 but not more than 1.35; or

(2)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate,

and the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes.  In general, if you are an individual or other cash basis United States holder of a note having a term of one year or less, a short-term note, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless you elect to do so, although it is possible that you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Foreign Currency Discount Notes.  If your discount note is denominated in or determined by reference to a foreign currency, you must determine OID for any accrual period on your discount note in that foreign currency, and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— Payments of Interest” above. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount

You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

•	you purchase your note for less than its issue price (as determined under “— Original Issue Discount — General” above); and

•	your note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, exceeds the price you paid for your note by at least 1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity.

To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

Notes Purchased at a Premium

If you purchase your note for an amount in excess of its principal amount, other than payments of qualified stated interest, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note’s yield to maturity, to that year. If your note is denominated in or determined by reference to a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Notes

Your tax basis in your note will generally be the U.S. dollar cost (as defined below) of your note, adjusted by:

•	adding any OID or market discount previously included in income with respect to your note; and then

•	subtracting any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

If you purchase your note with a foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. Such gain or loss will generally be treated as United States source gain or loss. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described under “— Original Issue Discount — Short-Term Notes” or “— Market Discount” above;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

You must treat a portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss and generally will be United States source gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Indexed Notes, Amortizing Notes and Notes Convertible or Exchangeable Into Other Securities

The applicable prospectus supplement and/or pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations and that are not subject to the rules governing variable rate notes and with respect to any amortizing notes that may not be treated as debt for tax purposes, amortizing notes, and notes that are convertible or exchangeable into other securities.

United States Alien Holders

This section describes the tax consequences to a “United States alien holder” of notes described in this prospectus. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder of notes described in this prospectus, this section does not apply to you.

Payments of Interest

Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a note is exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable; and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Notes

You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the U.S. federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Foreign Financial Assets Reporting

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties and (iii) interests in foreign entities. The notes may be subject to these rules. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Backup Withholding and Information Reporting

This section describes the backup withholding and information reporting requirements regarding holders of the notes described in this prospectus.

United States Holders

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal, premium and interest (including OID) on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of proceeds from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

United States Alien Holders

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, premium and interest (including OID) made to you outside the United States by KfW or another non-United States payor;

•	other payments of principal, premium and interest (including OID), and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax; and

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

(1)	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

(2)	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

KfW may sell securities either:

•	through underwriters or dealers; or

•	directly to one or a limited number of institutional purchasers.

The applicable prospectus supplement or pricing supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW from the sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements entered into with KfW, underwriters may be entitled to indemnification by KfW against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for KfW in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon on behalf of KfW by the Legal Department of KfW and on behalf of any underwriters by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main.

All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the Legal Department of KfW and are included upon its authority.

KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and any underwriters are also being represented by Simpson Thacher & Bartlett LLP, New York, New York. As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the Legal Department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten, respectively.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The U.S. Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the U.S. federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a U.S. state or federal court may not be enforceable in a German court if based on jurisdiction based on the U.S. Foreign Sovereign Immunities Act or if based on the U.S. federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the Federal Republic is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST KFW

KfW is located in Germany and the members of the Executive Board and the Board of Supervisory Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against those persons, including judgments predicated upon civil liabilities under the U.S. securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of U.S. courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of KfW and the Federal Republic in the United States for the purposes of the Securities Act of 1933 in connection with the registration statement of which this prospectus is a part is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware 19711, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Ms. Elke Kallenbach in her official capacity as Ministerialrätin in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the European Union on its official website, which are official public documents of these international organizations.

KfW, Frankfurt/Main, Federal Republic of Germany

€2,000,000,000

3.375% Global Bonds due 2021

Pricing Supplement

Deutsche Bank

HSBC

UBS Investment Bank

Dated July 6, 2011